Dunkin’ Brands Announces Fiscal Year 2015 Performance Expectations

CANTON, Mass. (December 18, 2014) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, today announced certain new or updated performance expectations for 2015.
“This has been a challenging year for our businesses. We are pleased that Dunkin’ Donuts 2014 U.S. comparable store sales and transactions remained positive although not as positive as we hoped because of continued pressure on the consumer and decelerating sales of packaged coffee in our restaurants. We expect these trends to continue into next year. Internationally we are making progress in retooling our businesses, but the joint ventures in Korea and Japan remain under pressure and are expected to negatively impact next year’s results. Given this, we are updating and providing additional performance expectations for fiscal year 2015, and while our earnings growth expectations for 2015 are below our longer-term targets, we are committed to returning to double-digit growth in the subsequent years,” said Nigel Travis, Chairman & CEO, Dunkin’ Brands Group, Inc.
Fiscal Year 2015 Targets:

•	The Company expects Dunkin' Donuts U.S. comparable store sales growth of 1 to 3 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•	The Company expects that Dunkin' Donuts U.S. will add between 410 and 440 net new restaurants and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•	Internationally, the Company is targeting opening 200 to 300 net new restaurants across the two brands. It expects net income of equity method investments to be approximately $13 million.

•	Globally, the Company expects to open between 615 and 750 net new units.

•	The Company expects revenue growth of between 5 and 7 percent and adjusted operating income growth of between 6 and 8 percent.

•	The Company expects adjusted earnings per share of $1.88 to $1.91. This target is based on diluted weighted average shares for the full year of 106 million.

•	The Company expects free cash flow growth of greater than 15 percent.
Mr. Travis continued, “We expect full year 2014 adjusted earnings per share to be $1.75 to $1.76 and full-year Dunkin’ Donuts U.S. comparable store sales growth to be approximately 1.4 percent. Additionally, we expect to finish the year near the top end of our Dunkin’ Donuts U.S. development growth target of 380 to

410 net new restaurants, and 2014 free cash flow growth should be greater than 15 percent. We continue to believe Dunkin’ Brands has tremendous growth prospects, led by the opportunity for 17,000 plus Dunkin’ Donuts restaurants in the U.S. and over 30,000 restaurants for both brands globally.”
The Company will report fourth quarter and fiscal year 2014 results on Thursday, February 5, 2015.
About Dunkin' Brands Group, Inc.
With more than 18,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of Q3 2014, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,000 Dunkin' Donuts restaurants and more than 7,400 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the Company had franchisee-reported sales of approximately $9.3 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.
Forward-Looking Statements
Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; successful westward expansion; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.
Forward-looking statements reflect management's analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Director, Global Public Relations
Dunkin’ Brands Group, Inc.
michelle.king@dunkinbrands.com
781-737-5200